Exhibit 99.1

PRESS RELEASE

For more information contact:

Prosperity Bancshares, Inc.®	David Zalman
Prosperity Bank Plaza	Chairman and Chief Executive Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	david.zalman@prosperitybankusa.com

Charlotte Rasche
EVP and General Counsel
281.269.7199
charlotte.rasche@prosperitybankusa.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

COMPLETES MERGER WITH

TRADITION BANCSHARES, INC.

HOUSTON, January 4, 2016. Prosperity Bancshares, Inc.® (“Prosperity”) (NYSE: PB), the parent company of Prosperity Bank®, announced the completion of the merger of Tradition Bancshares, Inc. (“Tradition”) with and into Prosperity and the merger of Tradition’s wholly owned subsidiary, Tradition Bank (“Tradition Bank”), headquartered in Houston, Texas, with and into Prosperity Bank, all effective on January 1, 2016.

Tradition Bank operated seven (7) banking offices in the Houston, Texas area, including its main office in Bellaire, three (3) banking centers in Katy and one (1) banking center in The Woodlands. As of September 30, 2015, Tradition, on a consolidated basis, reported total assets of $540.6 million, total loans of $239.2 million, total deposits of $483.8 million and shareholders’ equity of $46.3 million.

Under the terms of the definitive agreement, Prosperity issued approximately 679,679 shares of Prosperity common stock plus approximately $39.0 million in cash for all outstanding shares of Tradition capital stock.

Long-time Houston bankers Downy Vickery, Senior Chairman of Tradition Bank, and Craig Wooten, Chairman of Tradition Bank, will join the Prosperity Bank team as Executive Vice Presidents and will focus on lending efforts. Charlie Norris, CEO of Tradition Bank, will become a Regional President and will be responsible for the supervision and management of the former Tradition banking offices.

Prosperity Bancshares, Inc.®

As of September 30, 2015, Prosperity Bancshares, Inc.® is a $21.6 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybankusa.com, Retail Brokerage Services, Credit Cards, MasterMoney Debit Cards, 24 hour voice response banking, Trust and Wealth Management, Mortgage Services and Mobile Banking. Including the former Tradition Bank locations, Prosperity currently operates 248 full-service banking locations: 67 in the Houston area, including The Woodlands; 30 in the South Texas area including Corpus Christi and Victoria; 36 in the Dallas/Fort Worth area; 22 in the East Texas area; 29 in the Central Texas area including Austin and San Antonio; 34 in the West Texas area including Lubbock, Midland-Odessa and Abilene; 16 in the Bryan/College Station area, 6 in the Central Oklahoma area and 8 in the Tulsa, Oklahoma area.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares® may be downloaded from the Internet at no charge from http://www.prosperitybankusa.com.